EXHIBIT 5.1, 23.2
OPINION OF NEVADA LEGAL COUNSEL

September 30, 2020

Aemetis, Inc.
20400 Stevens Creek Blvd., #700
Cupertino, California 95014

Re:
Registration Statement/Form S-8
Aemetis, Inc. 2015 Warrants

Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “SEC”) by Aemetis, Inc., a Nevada corporation (the “Registrant”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 110,000 additional shares of the Registrant’s common stock, $0.001 par value (the “Plan Shares”).

In connection with our review, we have examined the proceedings taken by the Registrant in connection with the adoption of the Plan and the authorization of the issuance of the Plan Shares, and such documents as we have deemed necessary to render this opinion, including the Registrant’s Bylaws and Articles of Incorporation, as amended. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Plan Shares, the Registrant will receive consideration in an amount not less than the aggregate par value of the Plan Shares covered by each such issuance.

Based upon and subject to the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable. We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ McDonald Carano LLP

McDonald Carano LLP